Maine Power Connection
Project Fact Sheet

Summary:
Maine Public Service Company (MPS) and Central Maine Power Company (CMP) are jointly evaluating the feasibility of developing the Maine Power Connection, an electric transmission project that would link the MPS service area directly to Maine’s electric grid.  Presently, MPS is connected to Maine indirectly through transmission lines that cross into New Brunswick before tying into the international grid that links Maine and New Brunswick.  The MPS system is separated by a 25-mile gap between the MPS lines in Houlton and the MEPCO transmission line to southern and central Maine that passes through Haynesville.

The Maine Power Connection project is divided into three phases.  The first phase of the project evaluated a transmission interconnection capable of handling current customer load and existing generation in the MPS service territory.  Phase one included route analysis from Houlton to Haynesville, also known as the “Bridal Path.”  The second phase is studying an interconnection capable of handling up to 800 MW of new wind generation in the MPS service area.  The second phase of this project extends interconnection points from Limestone to CMP’s transmission system, most likely near Detroit.  Finally, CMP and MPS will evaluate the feasibility of a third 345 kV interconnection from northern Maine to eastern Canada.

background:
In 2006, the Maine Public Utilities Commission identified market concerns in MPS's service territory and launched a stakeholder process to develop solutions. One of the proposals developed by the stakeholders was a transmission solution linking northern Maine to the rest of the State.  In a related development, MPS has received interconnection requests for 800 MW of new wind power projects to be located in northern Maine.  The Maine Power Connection would create essential access to the New England power market for these renewable resources, thus furthering Maine's energy and environmental policies.  Following a request by MPS, the independent system operator in New England, ISO-New England, has agreed to study the benefits of the Maine Power Connection.

Benefits:
It is important that all Maine transmission customers, including those in northern Maine, benefit from the investment in the northern Maine transmission infrastructure. The project would address the MPUC’s concerns about the lack of a competitive market in northern Maine among electricity suppliers.

Maine Power Connection benefits include:

▪	Improving the reliability of the electrical grid for all of Maine;
▪	Connecting northern Maine directly to the U.S. electric grid to encourage a more competitive market for wholesale and retail supply for customers in northern Maine;
▪	Increasing the electrical interconnections between Maine and eastern Canada;
▪	Improving market access for new energy supplies and renewable resource development in northern Maine and eastern Canada;
▪	Adding 800 MW of wind energy resources to the Maine grid, thereby, reducing energy costs;
▪	Enhancing the ability to meet Regional Greenhouse Gas Initiative objectives by reducing Maine’s reliance on fossil fuels;
▪	Enhancing State and local tax base; and
▪	Creating jobs.

Maine utilities, in coordination with the Maine Public Utilities Commission and the ISO-New England, are in the best position to conduct these studies and develop a transmission solution. As information becomes available, it will be posted on www.mainepowerconnection.com as part of the planning process.

Costs:
Preliminary cost estimates for 150-200 miles of transmission lines and substation facilities required to support the interconnection of 800 MW of wind power is estimated to be in the 400-500 million dollar range.  CMP and MPS are working to secure region-wide cost support for Maine Power Connection and also identify benefits for existing and potential generators.

Participants:
Maine & Maritimes Corporation (AMEX:MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Central Maine Power, a subsidiary of Energy East Corporation (NYSE:EAS), a regulated electric transmission and distribution utility, operates more than 25,000 miles of power lines and other facilities that deliver electricity to 600,000 electricity customers in Maine. The corporate website is: www.cmpco.com.